Exhibit 10.18

AMENDMENT No. 1

TO

INSMED INCORPORATED
2000 STOCK INCENTIVE PLAN

WHEREAS, the Company adopted the Insmed Incorporated 2000 Stock Incentive Plan (the “Plan”), effective as of April 5, 2000; and

WHEREAS, pursuant to Article XII of the Plan, the Board of Directors of the Company has approved this Amendment No. 1 to the Plan as of January 30, 2002, subject to the approval of the Company’s shareholders, to (i) increase the number of shares to be issued under the Plan from 3,000,000 shares to 5,500,000 shares and (ii) increase the limit on options that may be granted to any Plan participant in a calendar year from 250,000 shares to 750,000 shares of Common Stock.

1.    Section 5.02 is hereby amended and restated in its entirety to read as follows:

Section 5.02    Aggregate Limit.

Effective as of the date of the 2002 meeting of the shareholders of the Company, the maximum aggregate number of shares of Common Stock that may be issued under this Plan is 5,500,000. That maximum number of shares may be increased each January 1 during the term of the Plan by a number of shares equal to 1.0% of the number of shares of Common Stock outstanding on the preceding December 31. In no event, however, may the annual increases cause the maximum number of shares that may be issued under the Plan to exceed 6,250,000 shares of Common Stock. The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be subject to adjustment as provided in Article IX.

2.    Subject to shareholder approval, Section 6.01 is hereby amended and restated in its entirety to read as follows:

Section 6.01    Award.

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such awards; provided, however, that no Participant may be granted Options in any calendar year covering more than 750,000 shares of Common Stock.